CUSIP NO. N4723D104	13G	Page 1 1 of 11

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
Commonwealth Bank Officers Superannuation Corporation Pty Limited	IA (AU registered)
CBA Equities Limited	BD (AU registered)
Colonial First State Asset Management (Australia) Limited	IA (AU registered)
Avanteos Investment Limited	IA (AU registered)
Colonial First State Investments Limited	IA (AU registered)
Realindex Investment Pty Limited	IA (AU registered)